UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2008

VERISIGN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of

Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 6, 2008, VeriSign, Inc. (the “Company”) and certain of its subsidiaries entered into a Purchase and Termination Agreement (the “Agreement”) with Fox Entertainment Group, Inc. (a subsidiary of News Corporation) and certain of its subsidiaries (collectively, “Fox”), US Mobile Holdings, LLC and Netherlands Mobile Holdings C.V. (together, the “Joint Ventures”) and Jamba Netherlands Mobile Holdings GP B.V. (the “Netherlands GP”). Pursuant to the Agreement, the Company and its relevant subsidiaries agreed to sell their aggregate remaining 49% interest in the Joint Ventures and the Netherlands GP for an aggregate amount of approximately $200 million to Fox, who, as a result of the sale, will own 100% of the Joint Ventures and the Netherlands GP. The sale was completed on the same day, October 6, 2008.

Pursuant to the Agreement, (i) certain outstanding debts and accrued but unpaid interest owed among the Joint Ventures and the Company have been repaid, (ii) the parties have agreed to the settlement and discharge of all other payments among them as of the date of the Agreement with respect to the Joint Ventures, and as of August 31, 2008, with respect to the Gateway Agreement (defined below), (iii) the Company and its affiliates have agreed to continue to observe, for fixed periods, certain non-compete clauses with respect to the direct-to-consumer mobile business conducted by the Joint Ventures (although, subject to certain exceptions, the Company and its affiliates may continue to provide “business to business” mobile content services), (iv) the Company and its affiliates have agreed to continue to observe certain non-solicitation clauses with respect to the employees of the Joint Ventures, and (v) Fox and the Company have released each other from certain claims and from certain, but not all, liabilities and indemnification obligations related to the Joint Ventures. As a result of the sale of the Joint Ventures under the Agreement, the Company has no interest in the Joint Ventures or the Netherlands GP and its managers no longer serve on the boards of directors of the Joint Ventures or the Netherlands GP.

Simultaneously with closing of the sale of the Joint Ventures under the Agreement, the Company and the Joint Ventures entered into an amendment (the “Gateway Agreement Amendment”) to the VeriSign Gateway Services Agreement between the Company and the Joint Ventures, dated January 31, 2007 (the “Gateway Agreement”). The Gateway Agreement Amendment modifies certain provisions of the Gateway Agreement governing services to be provided by the Company to the Joint Ventures, including modifications that limit the initial term of the Company’s obligations and that partially alter the fee and revenue share structure for certain services rendered.

A copy of the press release announcing the sale of the Company’s minority share of the Joint Ventures to Fox is attached hereto as Exhibit 99.1.

Item 1.02	Termination of a Material Definitive Agreement

As a result of the sale of the Joint Ventures under the Agreement, the Company’s obligations under: (i) the Joint Venture Agreement of Netherlands Mobile Holdings C.V., by and among News Corporation, the Company, Fox Dutch Mobile B.V., VeriSign Netherlands Mobile Holdings B.V. and the Netherlands GP, and (ii) the Limited Liability Company Agreement of US Mobile Holdings, LLC, by and among Fox US Mobile Holdings, Inc., News Corporation, VeriSign U.S. Holdings, Inc., and U.S. Mobile Holdings, LLC, in each case dated as of January 31, 2007 (together, the “Joint Venture Agreements”) have terminated effective as of October 6, 2008. The Joint Venture Agreements were originally entered into to set out the rights and obligations of the Company, its relevant subsidiaries and Fox with respect to the Joint Ventures, which were created to provide mobile entertainment to consumers on a global basis. The provisions of the Joint Venture Agreements concerning board appointments to the Joint Ventures, capital contributions, and certain put and call arrangements, among others, are no longer effective for the Company. However, certain indemnification obligations will remain in effect. The Company will not incur any early termination penalties as a result of the termination of the Joint Venture Agreements.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release by VeriSign, Inc. and News Corporation dated October 7, 2008, announcing the sale by VeriSign of its minority share of the mobile entertainment joint venture to News Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: October 7, 2008	By:	/s/ Richard H. Goshorn
	Name:	Richard H. Goshorn
	Title:	Senior Vice President, General Counsel and Secretary

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